                                  Exhibit 3.10
                            Articles of Organization
                             Seven KH Aviation, LLC

 Sec. 183.0202                  State of Wisconsin
 Wis. Stats.            Department of Financial Institutions

ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin limited liability company under Ch. 183 of the Wisconsin Statutes:

Article 1. Name of the limited liability company:

           Seven KH Aviation, LLC
           ---------------------------------------------------------------------

Article 2. The limited liability company is organized under Ch. 183 of the
           Wisconsin Statutes.

Article 3. Name of the initial registered agent:  CT Corporation System
                                                  ------------------------------

Article 4. Street address of the initial registered
           office: (The complete address, including    44 East Mifflin Street
           street and number, if assigned, and ZIP    --------------------------
           code. P O Box address may be included as
           part of the address, but is insufficient   Madison, WI 53703
           alone.)                                    --------------------------

Article 5. Management of the limited liability company shall be vested in:
           (Select and check (X) the one appropriate choice below)

          ([X]) a manager or managers
OR
          ([_])its members

Article 6. Name and complete address of each organizer:

Todd W. Burkett
Leo and Associates
200 Randolph Avenue, Suite 200
Huntsville, AL 35803



---------------------------------           -------------------------------
      Organizer's signature                       Organizer's signature


This document was drafted by   Todd W. Burkett
                              --------------------------------------------------
                                (Name the individual who drafted the document)

 . OPTIONAL- Second choice company name if first choice is not available:


--------------------------------------------------------------------------------
FILING FEE - $170.00 SEE instructions, suggestions, and procedures on following pages. (Note: Electronic edition of this form is "Quickstart LLC," available at www.wdfi.oi 2 at a lower fee.) DFI/CORP/502(R3/01) Use of this form is voluntary.

                                                                          1 of 2

ARTICLES OF ORGANIZATION - Limited Liability Company

  Todd W. Burkett
  Leo and Associates
  200 Randolph Avenue, Suite 200
  Huntsville AL 35803


..  Your name, return address and phone number during the day (/(256)/)539-60 1)

 INSTRUCTIONS (Ref. sec. 183.0202 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P 0 Box 7840 Madison WI, 53707-7846, together with a FILING FEE of $l70.00) payable to the department. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Av, 3/rd/ Floor. Madison WI. 53703). The original must include an original manual signature, per sec. 183.0107(2), Wis. Stats. This document can be made available in alternate formats upon request to qualifying individuals with disabilities. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for


Article 1. The name must contain the words "limited liability company" or "limited liability co." or end with the abbreviation "L.L.C." or "LLC". If you wish to provide a second choice name that you would accept if your first choice is not available, enter it in the "Optional" area on page 1.

Article 2. This statement is required by sec. 183.0202(1).

Articles 3 & 4. The company must have a registered agent located at a registered office in Wisconsin. The address of the registered office is to describe the physical location where the registered agent maintains their business office. Provide the street number and name, city and ZIP code in Wisconsin P O Box addresses may be included as part of the address, but are insufficient alone. The company may not name itself as its own registered agent.

Article 5. Indicate whether management of the company will be vested in a manager or managers, or in its members. Select only one choice. (Ref. sec. 183.0401, Wis. Stats.)

Article 6. Print or typewrite the name and complete address of each organizer. At least one organizer is required to sign the document, although all organizers may sign.

If the document is executed in Wisconsin, sec. 182.01(3), Wis. Stats., provides that it shall not be filed unless the name of the drafter (either an individual or a governmental agency) is printed in a legible manner. If the document is not executed in Wisconsin, enter that remark.

This document may declare a delayed effective date. To do so, enter a remark:
"This document has a delayed effective date of (enter the future date)." The delayed effective date may not before, or more than 90 days after, the document is received by the Department of Financial Institutions for filing.

NOTE: The articles of organization may contain only that information required under items 1 through 6. The company may create a separate operating agreement that includes additional information.

                                                                          2 of 2

                                  Exhibit 3.10

                               OPERATING AGREEMENT

                                       OF

                             SEVEN KH AVIATION, LLC,

                      a Wisconsin limited liability company

                               OPERATING AGREEMENT

                                       OF

                             SEVEN KH AVIATION, LLC,

                      a Wisconsin limited liability company

                                Table of Contents
Article 1         General Provisions

Section 1.1       Name
Section 1.2       Registered Office and Agent
                  (a)  Initial Office and Agent
                  (b)  Changes
                  (c)  Filing on Change

Section 1.3       Purpose
Section 1.4       Taxes

Article 2         Capital

Section 2.1       Capital Contributions
Section 2.2       Share Certificates
Section 2.3       Recording of Transfers of Shares
Section 2.4       Additional Capital

Article 3         Distributions

Section 3.1       Tax Distributions
                  (a)  Current Tax Distributions
                  (b)  Additional Tax Distributions
                  (c)  Net Tax Rate

Section 3.2       Current Distributions
Section 3.3       Liquidating Distribution

Article 4         Allocation of Profits and Losses

Section 4.1       Profits and Losses
Section 4.2       Tax Allocations
                  (a)  Imputed Interest
                  (b)  Capital Contributions
                  (c)  Elections (d) Income Tax Consequences

Article 5         Actions by Members

Section 5.1       Manner of Acting
Section 5.2       Determination of Affirmative Vote
Section 5.3       Voting
Section 5.4       Meetings
Section 5.5       Records
Section 5.6       Restriction on Members

Article 6         Management of Company

Section 6.1       Managing Board
                  (a)  Managers
                  (b)  Authority and Powers of Board of Managers
                  (c)  Actions by Board of Managers

                  (d)  Time
                  (e)  Emergency Actions

Section 6.2       Officers

                  (a)  Number of Officers
                  (b)  Appointment and Term of Office
                  (c)  Chairperson and Vice-Chairperson of the Board
                  (d)  Chief Executive Officer
                  (e)  President
                  (f)  Vice President
                  (g)  Secretary
                  (h)  Treasurer
                  (i)  Assistant Secretaries and Assistant Treasurers

Section 6.3       Restrictions on Authority of Board of Managers and Officers
Section 6.4       Duties and Obligations of Managers and Officers

                  (a)  Operations
                  (b)  Tax Returns

Section 6.5       Expenses

Article 7         Transfer of Percentage Interests

Section 7.1       Restrictions on Transfers
Section 7.2       Involuntary Transfer

                  (a)  Notice to Company
                  (b)  Option to Purchase
                  (c)  Failure to Exercise

Section 7.3       Voluntary Withdrawal
Section 7.4       Effect of Transfers

                  (a)  Transfers
                  (b)  Dissociation
                  (c)  Voting After Dissociation

Section 7.5       Time and Place of Closing
Section 7.6       Transfer and Payment of Purchase Price
Section 7.7       Subordination
Section 7.8       Specific Performance

Article 8         Absolute Restrictions on Transfers

Section 8.1       Legal Compliance
Section 8.2       Other Restrictions

                  (a)  Notification

                  (b)  Execution of Documents

Article 9 Dissociation and Dissolution, Termination, and Liquidation of Company

Section 9.1       Dissociation

                  (a)  Events of Dissociation
                  (b)  Effect of Dissociation

Section 9.2       Events Causing Dissolution
Section 9.3       Termination
Section 9.4       Liquidation

                  (a)  Payment of Debts to Third Parties
                  (b)  Payment of Debts to Members
                  (c)  Payment of Distributions to Members
                  (d)  Reserve

Section 9.5       Filing and Notice
Section 9.6       Distributions in Kind
Section 9.7       Limitation on Liability

Article 10        Books and Records

Section 10.1      Books and Records
Section 10.2      Company Funds
Section 10.3      Availability of Information

Article 11        Reports

Article 12        Miscellaneous
Section 12.1      Amendments to Operating Agreement
Section 12.2      Binding Provisions
Section 12.3      Applicable Law
Section 12.4      Separability of Provisions
Section 12.5      Headings
Section 12.6      Interpretation
Section 12.7      Dispute Resolution
Section 12.8      Notice
Section 12.9      Counterparts

Exhibit A         Capital Contributions and Percentage Interests of Members

         THIS OPERATING AGREEMENT is made and entered into as of April 15, 2002, by American Builders & Contractors Supply Co., Inc. (the "Members") of Seven KH Aviation, LLC, a Wisconsin limited liability company, for the purposes of providing the rights, obligations, and restrictions as set forth in this Operating Agreement with the force and effect of an operating agreement as provided for in the Wisconsin Limited Liability Company Law (the "WLLCL").

         In consideration of the mutual promises made in this Operating Agreement, the parties agree to manage and operate the Company pursuant to this Operating Agreement as follows:

                                    ARTICLE 1
                               General Provisions

Section 1.1. Name. The name of the Company is Seven KH Aviation, LLC.

Section 1.2. Registered Office and Agent.

         (a) Initial Office and Agent. The principal place of business of the Company shall initially be One ABC Parkway, Beloit, Wisconsin 53511. The Company's Registered Agent shall be CT Corporation System and the Company's Registered Office shall be 44 East Mifflin Street, Madison, Wisconsin 53703, as shown on the Company's Articles of Organization.

         (b) Changes. A subsequent Person shall be the new Registered Agent and shall change the Registered Office, if appropriate, if the then-current Registered Agent resigns or is removed or the Members or Board of Managers determine to make such an appointment or change.

         (c) Filing on Change. Upon the appointment of a new Registered Agent or the change of the Registered Office, the Members or Board of Managers shall file or cause the filing of the document required by section 183.0105 of the WLLCL as appropriate to the circumstances.

Section 1.3. Purpose. The Company's purpose and business is to own and operate aircraft and engage in any other lawful business whatsoever.

Section 1.4 Taxes. The Board of Managers and the Officers shall take such actions as are necessary to ensure that the Company is taxed as a partnership and not as a corporation.

                                    ARTICLE 2
                                     Capital

Section 2.1. Capital Contributions. The equity of the Company shall be divided into percentage interests (the "Percentage Interests") based on the relative capital contributions made by the Members, as set forth opposite their names on Exhibit A. The Members shall contribute to the Company all of the capital contributions set forth on Exhibit A as their capital contribution in exchange for their Percentage Interests. Such transfer shall be by means of such instruments as the Company deems appropriate in its sole discretion. The Company shall issue shares ("Shares") to represent the Percentage Interests, in the amounts set forth opposite each member's name on Exhibit A:

Section 2.2. Share Certificates. Shares shall be evidenced by numbered certificates in such form as shall be approved by the Company's Board of Managers, signed by any one or more of the Managers or Officers of the Company. Any such Share certificate shall be kept in a book and shall be issued in consecutive order. The name of the Person owning the Share(s), the number of Shares owned by the Member which are represented by such certificate, and the date of issue shall be issued on each certificate. Share certificates exchanged or returned will be cancelled by the Board of Managers and returned to their original place in the book of Shares.

Section 2.3. Recording of Transfers of Shares. Transfers of Shares shall be made on the books of the Company by the transferring Shareholder in person or by power of attorney, duly assigned to the transferee, and only upon compliance with the provisions of this Operating Agreement.

Section 2.4. Additional Capital. The Members shall not be required to make any additional capital contributions or loans to the Company. If the Members determine that the Company capital is or is soon likely to become insufficient for the conduct of the Company's business, they shall attempt to borrow funds from Members or third parties on such terms and conditions as are reasonable under the circumstances.

                                    ARTICLE 3
                                  Distributions

Section 3.1. Tax Distributions.

         (a) Current Tax Distributions. To the extent permitted by law and consistent with the Company's obligations to its creditors as determined by the Board of Managers, and unless otherwise determined by Affirmative Vote (determined pursuant to Section 6.2 below), the Company shall make distributions ("Tax Distributions") on or before January 15, April 15, June 15, and September 15 (the "Tax Distribution Dates") of any given Fiscal Period (as defined in
Article 11 below). The aggregate amount of the Tax Distribution made with respect to any given Tax Distribution Date shall be the product of (1) the Company's estimated federal taxable income, calculated by the Board of Managers and/or the Officers under the provisions of the Internal Revenue Code (the "Code") as though the Company were an individual all of whose gross income and expenditures were attributable to a trade or business regularly carried on, for the portion of the Fiscal Period commencing on the first day of the Fiscal Period and ending on the last day of the calendar month immediately preceding the Tax Distribution Date, multiplied by (2) the Net Tax Rate (as defined in
Section 3.1(c) below), less (3) any prior Tax Distributions made as regards the tax liability for that Fiscal Period. The aggregate amount of each Tax Distribution shall be distributed to the Members in proportion to their Percentage Interests.

         (b) Additional Tax Distributions. In the event any income tax return of the Company, as a result of an audit or otherwise, reflects items of income, gain, loss, or deduction that are different from the amounts estimated pursuant to Section 3.1(a) above with respect to the Fiscal Period of the return in a manner that results in additional income or gain of the Company being allocated to Members, an additional Tax Distribution shall be made under the principles of
Section 3.1(a) above, except that the last day of the calendar month in which the adjustment occurs shall be treated as a Tax Distribution Date.

         (c) Net Tax Rate. For purposes of this Section 3.1,"Net Tax Rate" means:

                  (i) with respect to current Tax Distributions made pursuant to Section 3.1(a) above, the then applicable highest marginal rates of income taxes imposed on resident individuals of Wisconsin, assuming state and local income taxes are deductible only to the extent allowable under section 68 of the Code for those taxpayers with adjusted gross incomes in excess of the applicable amount; or

                  (ii) with respect to additional Tax Distributions made pursuant to Section 3.1(b) above, such rate as is determined by the Members or Board of Managers, taking into consideration the taxable year to which the additional Tax Distribution relates, the jurisdictions to which income taxes may be owing with respect to the income or gain under consideration, and any interest or penalties to be paid with respect to the income or gain under consideration.

Section 3.2. Current Distributions. At such times and in such form as determined by a majority vote of the Managers or an Affirmative Vote of the Members, current distributions shall be made to the Members in proportion to their Percentage Interests.

Section 3.3. Liquidating Distribution. In the event the Company is liquidated pursuant to Article 9 below, the assets to be distributed pursuant to Section 9.4(c) below shall be distributed to the Members in proportion to their Percentage Interests.

                                    ARTICLE 4
                        Allocation of Profits and Losses

Section 4.1. Profits and Losses. Except as provided below in this Article 4, items of income, gain, loss, or deduction of the Company shall be allocated among the Members in proportion to their Percentage Interests. Such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers and/or the Officers using any permissible method under section 706 of the Code and the Treasury Regulations under that section.

Section 4.2. Tax Allocations. The following special allocations shall be made in the following order:

         (a) Imputed Interest. To the extent the Company has interest income or deductions with respect to any obligation of or to a Member pursuant to section 483, sections 1271-1288, or section 7872 of the Code, such interest income or deductions shall be specially allocated to the Member to whom the obligation relates.

         (b) Capital Contributions. In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, or deduction with respect to any capital contribution shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its value.

         (c) Elections. Any elections or other decisions relating to such allocations shall be made by the Board of Managers and/or the Officers in any manner that reasonably reflects the purpose and intent of this Operating Agreement. Allocations pursuant to this Section 4.2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any capital account, share of income, gain, loss, or deduction, or distribution pursuant to any provision of this Operating Agreement.

         (d) Income Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article 4 and agree to be bound by the provisions of this Article 4 in reporting their shares of income and loss for income tax purposes.

                                    ARTICLE 5
                               Actions by Members

Section 5.1. Manner of Acting. Actions and decisions requiring an Affirmative Vote of the Members may be authorized or made either by vote of the Members taken at a meeting of the Members or by a written consent of the Members without a meeting. Any act taken by Affirmative Vote shall be implemented by any Manager or Officer of the Company, or any other person or persons so authorized by the Affirmative Vote.

Section 5.2. Determination of Affirmative Vote. An "Affirmative Vote" requires either the consent at a meeting by Members holding Shares totaling a majority of the Shares entitled to vote, or a written consent signed by Members holding Shares totaling a majority of the Shares entitled to vote. No person other than a Member may challenge an act taken by the Company based on the failure to obtain the requisite Affirmative Vote, and any act taken by the Company with respect to a third party having no actual knowledge of such failure shall be binding against the Company.

Section 5.3. Voting. Each Member attending a meeting shall vote all of his or her Shares or abstain as to any given issue. Notwithstanding the foregoing, any Member abstaining from voting on a given issue will be deemed to have voted his or her Shares in the same manner and in the same proportions as the Members not abstaining on the issue. Any Member having a personal stake, other than the economic stake inuring to the Member solely as a result of holding his or her Shares, in the outcome of an issue, including but not limited to a personal stake as a Transferor (as defined in Section 7.2(a) below), shall abstain from voting on the issue unless all Members have such a personal stake.

Section 5.4. Meetings. Any Member may call a meeting to consider approval of an action or decision under any provision of this Operating Agreement by delivering to each other Member notice of the time and purpose of the meeting at least twenty-four (24) hours before the meeting. A Member may waive the requirement of notice of a meeting either by attending the meeting or executing a written waiver before or after the meeting. Any such meeting shall be held during the Company's normal business hours at its principal place of business unless all of the other Members consent in writing or by their attendance at the meeting to its being held at another location or time.

Section 5.6. Records. The Company shall keep written records of all actions taken and votes made by the Members, which records shall be kept and maintained by the Members. Any Member alleging that the requisite Affirmative Vote was not duly given has the burden of proof as to the invalidity of that Vote. Written records kept pursuant to this Section 6.6 of a meeting at which an Affirmative Vote was given as to an issue shall be prima facie proof of the validity of the Vote, if notice of the issue to be discussed at the meeting was duly given or waived pursuant to Section 6.4 above.

Section 5.7. Restriction on Members. No Member, solely in his or her capacity as such, shall have the authority to act for the Company in any matter. This
Section 6.7 constitutes a restriction on the Members' management rights and duties to the extent these rights and duties have been delegated to the Board of Managers as the Members' proxy.

                                    ARTICLE 6
                              Management of Company

Section 6.1. Managing Board.

         (a) Managers. The Company shall be managed by its Managers. Managers shall be elected and may be removed by an Affirmative Vote. The authorized number of Managers of the Company shall be four (4), unless and until an Affirmative Vote of the Members specifically provides for a decrease or increase in the authorized number of Managers. Each Manager shall hold office until his or her removal or resignation. Removal may be with or without cause. A Manager may voluntarily resign at any time by delivering written notice to the Board of Managers or the Company. A resignation is effective when such notice is delivered to the Board of Managers or the Company unless the notice specifies a later effective date.

         (b) Authority and Powers of Board of Managers. The Company's business and affairs shall be managed under the direction of the board of Managers ("Board of Managers"), which shall be composed of all of the Managers of the Company. All powers of the Company shall be exercised by or under the authority of the Board of Managers as the Members' proxy, including the power to:

                  (i) establish Reserves and thereafter maintain those Reserves in such amounts as the Board of Managers deems appropriate;

                  (ii)   acquire, operate, and maintain aircraft;

                  (iii) borrow money and procure temporary, permanent, conventional, or other financing on such terms and conditions, at such rates of interest, and from such parties as is approved and, if security is required for the loan, to mortgage or grant a security interest in any portion of the Company's assets;

                  (iv) after giving notice to the Members, bring, defend, settle, compromise, or otherwise participate in any actions, proceedings, or investigations, whether at law, in equity, or before any governmental authority or agency, and whether brought against the Company or the Members, arising out of, connected with, or related to the Company's business and affairs or the enforcement or protection of interests in or of the Company;

                  (v)    insure the Company's activities and property;

                  (vi) pay out of the Company's funds all fees and expenses incurred in the organization and operation of the Company;

                  (vii) authorize the execution of all documents, instruments, and agreements reasonably deemed by the Board of Managers to be necessary, appropriate, or needed for the performance of its duties and the exercise of its powers under this Operating Agreement, including those relating to obtaining tax incremental financing, if available;

                  (viii) appoint a Registered Agent or change the Registered Office pursuant to Section 1.2 above; and

                  (ix) retain attorneys, accountants, and other professionals in the course of the performance of the Managers' duties and exercise of their powers.

         (c) Actions by Board of Managers. Any actions of the Board of Managers shall be taken on the consent of a majority by number of the Managers obtained pursuant to this Section 6.1(c).

                (i) Manner of Acting. The Managers' consent to any act or failure to act may be given orally or in writing. The Managers may give their consent in a writing signed by the majority of all Managers or at a meeting in which a quorum of Managers (as defined in this Section 6.1(c)(i)) participate in person or by telephone or other electronic means. A majority in number of the Managers shall constitute a quorum of the Managers at the meeting. Any Manager may call meetings of the Managers. Meetings not held by electronic means shall be held at the principal place of business of the Company or at any other place to which a majority in number of the Managers agree.

                (ii) Records. The Company shall keep written records of all actions taken by the Board of Managers, which records shall be kept and maintained by the Secretary.

                (iii) Voting. Each Manager shall be entitled to one vote. Any Manager present at a meeting who abstains from voting on a given issue will be deemed to have voted in the same manner as the majority, if any, of the Managers not abstaining from voting on that issue.

                (iv) Notice. No matter shall be voted on at a meeting of the Managers unless at least 72 hours' notice of the matter is given to or waived by each Manager. A Manager shall be deemed to have waived notice of any matter acted on at any meeting that the Manager attends or in which the Manager participates, unless at the beginning of the meeting or at the beginning of his or her participation in the meeting the Manager objects to the consideration of the matter because of lack of proper notice. Written records kept pursuant to
Section 6.1(c)(ii) above of a meeting at which a Manager was present or in which a Manager participated shall be prima facie evidence that the Manager either was duly notified of the matters voted on at the meeting or waived the requirement of the notice, unless the Manager's objection as required in this Section 6.1(c)(iv) is noted in the written records. No prior notice shall be required for any action taken by written consent of the Managers.

         (d) Time. Each Manager shall devote to the Company such time as he or she deems necessary for the proper performance of his or her duties under this Operating Agreement, but no Manager shall be required to devote his or her full time or any specific amount of time to the performance of those duties.

         (e) Emergency Actions. Notwithstanding any other provisions of this
Article 6, if Managers who could authorize an action or decision at a duly called meeting reasonably determine, in writing, that the Company is facing a significant business emergency that requires immediate action, those Managers may, without complying with generally applicable procedures for meetings or actions by unanimous consent, authorize any action or decision that they deem reasonably necessary to allow the Company to benefit from a significant opportunity or to protect the Company from significant loss or damage, provided that they make reasonable efforts under the circumstances to contact and consult all other Managers concerning the action or decision and the reason why the action or decision must be made without observing generally applicable procedures.

Section 6.2. Officers.

         (a) Number of Officers. The Company's Managers may fill the offices of Chairperson and Vice-Chairperson of the Board of Managers, Chief Executive Officer, president, vice president, secretary, treasurer, assistant secretary, and assistant treasurer. Each officer shall be appointed by the Board of Managers. The Board of Managers may create other offices and appoint such other officers and assistant officers as it deems necessary. If specifically authorized by the Board of Managers, an officer may appoint one or more officers or assistant officers. The same individual may simultaneously hold more than one office in the Company.

         (b) Appointment and Term of Office. The Board of Managers shall appoint the Company's officers for a term it shall determine. If no term is specified, the officers shall hold office until their removal or resignation. The designation of a specified term does not grant to the officer any contract rights, and the Board of Managers may remove the officer at any time before the termination of the term. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. The appointment of an officer or agent shall not of itself create contract rights.

         (c) Chairperson and Vice-Chairperson of the Board. The Chairperson of the Board of Managers, if and while there is an incumbent in the office, shall preside at all Members and Managers meetings at which he or she is present. The Chairperson of the Board shall have and exercise general supervision over the conduct of the Company's affairs and over its other officers, subject, however, to the Board's control. The Chairperson of the Board of Managers shall from time to time report to the Board all matters within his or her knowledge that the Company's interests may require to be brought to the Board's notice. The Vice-Chairperson of the Board, if and while there is an incumbent in the office, shall perform the duties of the Chairperson of the Board in the event of the absence, death, disability, resignation, removal, or refusal to act of the Chairperson of the Board. No person may be appointed Chairperson or Vice-Chairperson of the Board unless such person is a members of the Board.

        (d) Chief Executive Officer. The Chief Executive Officer shall establish, coordinate, and implement the Company's business strategy. The Chief Executive Officer shall establish and monitor short and long term financial budget plans of the Company, with the assistance of the other officers. The Chief Executive Officer shall perform all functions of a general strategic manager of the Company's business. The Chief Executive Officer also shall perform all duties incident to the office of chief executive officer and such other duties as from time to time be assigned to the President by the Board of Managers.

        (e) President. The President shall have general and active management of the operation of the Company subject to the authority of the Board of Managers. The President shall perform all functions of a general manager of the Company's business. The President shall be responsible for the administration of the Company, including general supervision of the policies of the Company and general and active management of the financial affairs of the Company, and shall execute bonds, mortgages, or other contracts in the name and on behalf of the Company. The President also shall perform all duties incident to the office of president and such other duties as from time to time be assigned to the President by the Board of Managers. In the event that no Chief Executive Officer has been appointed and/or in the event of the absence, death, disability, resignation, removal, or refusal to act of the Chief Executive Officer, the President shall also perform the duties of the Chief Executive Officer.

        (f) Vice-Presidents. In the President's absence or in the event of the President's death, inability, or refusal to act, the Vice-President, if one has been elected (or if there is more than one, the Vice-Presidents, in the order designated by the Board of Managers or, in the absence of designation, in the order of their appointment), shall perform the President's duties, and when so acting, shall have all the powers of and be subject to all the restrictions on the President. Any Vice-President shall perform such duties as from time to time may be assigned by the President or the Board of Managers.

        (g) Secretary. The Secretary shall (1) keep the minutes of the proceedings of the Board of Managers in one or more books provided for that purpose; (2) see that all notices are duly given in accordance with the provisions of Section 6.1(c)(iv) above; (3) be custodian of the Company's records; (4) when requested or required, authenticate any of the Company's records; (5) keep a register of each Member's address; and (6) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the Secretary by the President or the Board of Managers.

        (h) Treasurer. The Treasurer shall (1) have charge and custody of, and be responsible for, all of the Company's funds and securities; (2) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the Company's name in such bank, trust company, or other depository as shall be selected by the Board of Managers; and (3) in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to the Treasurer by the President or the Board of Managers. The Treasurer shall be the Chief Financial Officer of the Company.

        (i) Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Managers.

Section 6.3. Restrictions on Authority of Board of Managers and Officers. None of the Board of Managers or the Officers shall have the authority to:

        (a) do any act in contravention of applicable law or this Operating Agreement or that would make it impossible to carry on the Company's activities;

        (b) possess Company property, or assign rights in specific Company property, for other than a purpose of the Company;

        (c) perform any act that would subject the Members to liability in any jurisdiction except as expressly provided in this Operating Agreement; or

        (d) amend this operating agreement or the Articles of Organization of the Company, except in connection with the Board of Managers' right to change the Registered Office and/or Registered Agent of the Company.

Section 6.4. Duties and Obligations of Managers and Officers in Management of Company.

        (a) Operations. Subject to the restrictions set forth in this Article 6, the Managers and Officers shall take all action that may be necessary or appropriate (1) for the Company's day-to-day operation and business in accordance with the provisions of this Operating Agreement and applicable laws and regulations, and (2) for the continuation of the Company's valid existence as a limited liability company under the WLLCL.

        (b) Tax Returns. The Managers and/or the Officers shall prepare or cause to be prepared and shall file on or before the due date (or any extension of the due date) any federal, state, or local tax returns required to be filed by the Company. The Managers and/or Officers shall cause the Company to pay any taxes payable by the Company out of Company funds. The Treasurer of the Company (or, if there is no Treasurer, an officer or manager appointed by the Board) shall serve as the Company's "tax matters partner" as defined for purposes of the Code.

Section 6.5. Expenses. All reasonable and customary out-of-pocket expenses incurred by the Managers and Officers in connection with the Company's business shall be paid by the Company or be reimbursed to the Managers and Officers by the Company.

                                    ARTICLE 7
                               Transfer of Shares

Section 7.1. Restrictions on Transfers. A Member may not sell, give, assign, bequeath, pledge, or otherwise encumber, divest, dispose of, or transfer ownership or control of all, any part, or any interest in, whether voluntarily or by operation of law, either inter vivos or upon death ("Transfer") the Member's Shares to any person (a "Transferee") other than the Company or another Member, except in accordance with the terms of this Operating Agreement. Any Transfer, attempted Transfer, or purported Transfer in violation of the terms and conditions of this Operating Agreement shall be null and void.

Section 7.2. Involuntary Transfer. An Involuntary Transfer to a person other than the Company, or another Member will be effective only after the applicable provisions of this Section 7.2 have been complied with. The creditor, receiver, trust or trustee, estate, beneficiary, or other person to whom one or more Share(s) are Transferred by Involuntary Transfer (the "Involuntary Transferee") will have only the rights provided in this Section 7.2. "Involuntary Transfer" means any Transfer of a Share by operation of law or in any transaction, proceeding, or action, including a Transfer resulting from the dissociation of a Member, by or in which a Member would, but for the provisions of this Section 7.2, be involuntarily deprived or divested of any right, title, or interest in or to the Member's Shares, including, without limitation, (1) a Transfer in bankruptcy, (2) any foreclosure of a security interest in the Shares, (3) any seizure under levy of attachment or execution, or (4) any Transfer to a state or to a public office or agency pursuant to any statute pertaining to escheat or abandoned property or forfeiture.

        (a) Notice to Company. The Transferor and the Involuntary Transferee shall each immediately deliver a written notice to the Company describing the event giving rise to the Involuntary Transfer; the date on which the event occurred; the reason or reasons for the Involuntary Transfer; the name, address, and capacity of the Involuntary Transferee; and the Shares involved (a "Notice of Involuntary Transfer"). The Notice of Involuntary Transfer shall constitute an offer (the "Offer") to sell the Shares identified in the Notice for an amount equal to the book value of the Shares, calculated as of the last day of the calendar month immediately preceding the date of the Involuntary Transfer, which shall be payable pursuant to the terms of payment set forth in the applicable provisions of Section 7.6 below. "Book value" shall be the net equity of the Company, as reflected in the accounting, and not the tax, records of the Company, allocated proportionately among the Shares at the effective time of determination.

        (b) Option to Purchase. Within the ninety (90) day period commencing on the date of the receipt of the Notice of Involuntary Transfer, the Company shall either reject or accept the Offer by written notice to the Involuntary Transferee during the ninety (90) day period.

        (c) Failure to Exercise. If the Company does not accept the Offer or fails through no fault of the Transferor or Involuntary Transferee to close the Transfer within the applicable time period pursuant to Section 7.2(b) above, the Involuntary Transfer shall become effective. The Shares Transferred to an Involuntary Transferee pursuant to this Section 7.2(c) shall be considered in all respects a Share held by the Member from whom it was Transferred for purposes of this Operating Agreement other than Articles 3 and 4 above, the nonmanagement provisions of which will apply to the Involuntary Transferee as though he or she held the Shares. Except as otherwise provided in this Operating Agreement, any actions that a Member takes or would be entitled to take with respect to a Share, including without limitation votes, consents, offers, sales, purchases, options, or other deeds taken pursuant to this Operating Agreement, shall be taken by the Member for the Involuntary Transferee with respect to the Shares held by the Involuntary Transferee. This Section 7.2(c) shall constitute an irrevocable and absolute proxy and power of attorney (the proxy and power being coupled with an interest) granted by each Involuntary Transferee to the Member to (1) take such actions on behalf of the Involuntary Transferee without any further deed than the taking of the action by the Member, and (2) sign any document or instrument evidencing such action for or on behalf of the Involuntary Transferee relating to the Shares held by the Involuntary Transferee.

Section 7.3. Voluntary Withdrawal. Each Member (but not an Involuntary Transferee) has the power to voluntarily withdraw from the Company by giving notice to the Company at least sixty (60) and no more than one hundred twenty
(120) days before the effective date of the withdrawal. On the effective date of the withdrawal, the Company shall redeem all of the Shares held by the Member and any Involuntary Transferee to whom the Member has Transferred a Share. The redemption price for the Shares shall be an amount equal to the book value of the Shares, calculated as of the last day of the calendar month immediately preceding the date of the redemption, which shall be payable pursuant to the terms of payment set forth in the applicable provisions of Section 7.6 below.

Section 7.4.  Effect of Transfers.

        (a) Transfers. Until a Transfer is effective and the Transferee is considered a Member, if ever, pursuant to the applicable provisions of this
Article 7, the Transferor shall be treated as the holder of the subject Shares, except to the extent provided in this Article 7. When a Transfer is effective and the Transferee becomes a Member, if ever, pursuant to the applicable provisions of this Article 7, the Company's records shall be amended to reflect the Transferee as a Member.

        (b) Dissociation. Upon the dissociation of a Member, the Shares that is or has been Transferred to Involuntary Transferees by that Member, including Transfers resulting from the dissociation, shall not be taken into consideration under this Agreement, except with respect to the nonmanagement provisions of Articles 3 and 4 above, unless and until the Transferee of the Shares has been admitted as a Member pursuant to this Article 7.

        (c) Voting After Dissociation. If, as a result of Section 7.4(b) above, there are either no Members or no Shares with respect to which a Member is entitled to vote, then all Involuntary Transferees otherwise holding Shares shall be entitled to vote with respect to the Shares.

Section 7.5. Time and Place of Closing. Except as otherwise agreed by the Company, the closing of any Transfer pursuant to this Article 7 shall occur at the Company's principal office on such day as the Transferee shall select pursuant to the provisions of this Article 7. The Transferee shall notify the Transferor and the Company in writing of the exact date and time of closing at least ten (10) days before the closing date.

Section 7.6. Transfer and Payment of Purchase Price. At the closing, the Transferor shall deliver the Shares that is subject to the Transfer free and clear of any liens, security interests, encumbrances, charges, or other restrictions (other than those created pursuant to this Operating Agreement), together with all such instruments or documents of conveyance as shall be reasonably required in connection with the Transfer. If not otherwise agreed, the purchase or redemption price for the Shares shall be evidenced by a promissory note providing for five (5) equal annual payments of principal commencing on the first anniversary of the closing date; provided, however, that any such promissory note issued by the Company shall be payable only out of cash available for distribution (calculated without reference to payments pursuant to the promissory note) and the term of the promissory note shall be extended as necessary until paid. Whenever payment of the purchase price is to be made in such installments, the purchaser's obligation for the unpaid balance of the purchase price shall bear interest payable with payments of principal at the applicable federal rate for instruments of like maturity, as defined for purposes of the Code.

Section 7.7. Subordination. Any obligation of the Company evidenced by a promissory note delivered pursuant to Section 7.6 above may be subordinated to the Company's obligations to any lender. Each holder of a promissory note shall enter into, and, upon request, from time to time confirm in writing the existence of, an agreement that sets forth the extent and manner of the subordination in such form as any lender of the Company reasonably requests; provided, however, that if there is no default in the Company's performance of its payment or other obligations to the lender, the promissory note holder shall be entitled to receive regularly scheduled payments of principal and interest pursuant to the promissory note.

Section 7.8. Specific Performance. The parties declare that it may be impossible to measure in money the damages that will accrue to any party by reason of a failure to perform any of the obligations under this Article 7, and the parties agree that this Article 7 shall be specifically enforced. Therefore, if any Member or Transferee institutes any action or proceeding to enforce the provisions of this Article 7, any person, including the Company, against whom the action or proceeding is brought waives the claim or defense that the party has or may have an adequate remedy at law. The person shall not urge in any such action or proceeding the claim or defense that a remedy at law exists, and the person shall consent to the remedy of specific performance of this Operating Agreement. Notwithstanding the foregoing, no party may specifically enforce the obligation not to voluntarily withdraw in breach of this Agreement.

                                    ARTICLE 8
                       Absolute Restrictions on Transfers

Section 8.1. Legal Compliance. No Transfer of any Shares may be made if, in the opinion of the Company's legal counsel, the transfer or assignment (1) will result in the Company's being treated as an association for federal income tax purposes or (2) will violate any applicable federal or state securities laws.

Section 8.2. Other Restrictions.

      (a) Notification. Before making any Transfer of any Shares, the Transferor must notify the Company in writing and the Board of Managers shall, if they believes there is a material risk of violating this Article 8, obtain an opinion from the Company's legal counsel confirming whether the proposed Transfer will cause such a change in tax status or violation of securities laws. Legal fees shall be the Transferor's responsibility.

      (b)    Execution of Documents. Before any Transfer shall become effective:

             (i) The Transferee must, as part of the closing of the Transfer, sign a counterpart to this Operating Agreement, agreeing for the benefit of the other Members to be bound by this Operating Agreement to the same extent as if the Transferee had been an original party to the Operating Agreement as a Member.

             (ii) The Transferee must, as part the closing of the Transfer, take all actions and execute all instruments required by the Company in order for the Transfer to comply with any applicable federal or state laws and regulations relating to the Transfer of Shares or with this Operating Agreement.

             (iii) The spouse, if any, of the Transferee must, as part of the closing of the Transfer, execute a spousal consent and acknowledgment in form satisfactory to the Company.

                                    ARTICLE 9
                                Dissociation and
              Dissolution, Termination, and Liquidation of Company

Section 9.1. Dissociation.

      (a) Events of Dissociation. A Member shall cease to be a Member ("Dissociate") upon the occurrence of any of the following events:

             (i) the Member makes a general assignment of the Member's assets, including his or her Shares, for the benefit of creditors;

                (ii) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, including the Member's Shares;

                (iii) if the Member is a trust or is acting as a Member by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee;

                (iv) if the Member is a corporation, partnership, or separate limited liability company, the dissolution and commencement of winding up of the Member; or

                (v) the Transfer, pursuant to Article 7 above, by the Member of all of the Member's Shares.

         (b) Effect of Dissociation. The Dissociation of a Member shall not result in the Transfer of the Member's Shares except as provided in Article 7 above.

Section 9.2. Events Causing Dissolution. The Company shall be dissolved upon the happening of any of the following: (1) the sale or other disposition of all or substantially all the Company's assets; (2) the election by a unanimous Affirmative Vote to dissolve the Company; or (3) the Dissociation of all remaining Members, unless, within ninety (90) days of the date on which the Company receives written notice of the Dissociation, the transferees of such Members vote to continue the Company by Affirmative Vote and admit one or more new Members.

Section 9.3. Termination. Dissolution of the Company shall be effective on the date on which the Dissolution Event occurs, but the Company shall not terminate until articles of dissolution have been duly filed under the WLLCL, the Company's affairs have been wound up, and the Company's assets have been distributed as provided in Section 9.4 below. Notwithstanding the dissolution of the Company, this Operating Agreement shall continue to govern the Company's business and the Members' affairs until the Company is terminated and liquidated.

Section 9.4. Liquidation. Upon expiration of the ninety (90) day period described in Section 9.2 above, the Members shall appoint by Affirmative Vote a liquidator of the Company, who may but need not be a Member of the Company. The liquidator shall have the same authority granted to the Board of Managers. in
Article 6 above, and he or she shall proceed with the winding up and liquidation of the Company by applying and distributing its assets as follows:

         (a) Payment of Debts to Third Parties. The assets shall first be applied to the payment of the Company's liabilities (other than any loans or advances that may have been made to the Company by a Member) and the liquidation expenses. A reasonable time shall be allowed for the orderly liquidation of the Company's assets and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from the liquidation.

         (b) Payment of Debts to Members. The remaining assets shall next be applied to the repayment of any loans or advances (but not any Capital Contribution) made by the Members to the Company, in proportion to the relative amounts lent or advanced.

         (c) Payment of Distributions to Members. The remaining assets shall be distributed to the Members pursuant to Section 3.3 above.

         (d) Reserve. Notwithstanding the provisions of Sections 9.4(a), 9.4(b), and 9.4(c) above, the liquidator may retain such amount as the liquidator reasonably deems necessary as a Reserve for any contingent liabilities or obligations of the Company, which funds shall, after the passage of a reasonable period of time, be distributed in accordance with the provisions of this Article 9.

Section 9.5. Filing and Notice. The liquidator shall promptly, upon his or her appointment, execute and file on the Company's behalf articles of dissolution as provided in section 183.0906 of the WLLCL. The liquidator shall also notify the Company's known claimants as provided in section 183.0907 of the WLLCL and publish a notice of the Company's dissolution as provided in section 183.0908 of the WLLCL, except as otherwise determined by the liquidator with an Affirmative Vote.

Section 9.6. Distributions in Kind. If any Company assets are to be distributed in kind, the assets shall be distributed on the basis of their Value, and any Member entitled to an interest in the assets shall receive the interest as a tenant-in-common with all other Members so entitled.

Section 9.7. Limitation on Liability. Each holder of a Share shall look solely to the Company's assets for all distributions from the Company and the return of his or her Capital Contribution to the Company and shall have no recourse (upon dissolution or otherwise) against any other Members or any of their affiliates.

                                   ARTICLE 10
                                Books and Records

Section 10.1. Books and Records. The Company's books and records shall be maintained at the Company's principal office or at any other place designated by the Board of Managers and shall be available for examination by any Member or his or her duly authorized representative(s) at any reasonable time.

Section 10.2. Company Funds. The Company's funds may be deposited in such banking institutions as the Board of Managers and/or the Treasurer determine, and withdrawals shall be made only in the regular course of the Company's business on such signature or signatures as the Board of Managers determine by majority vote or the Members determine by Affirmative Vote. All deposits and other funds not needed in the operation of the business may be invested in certificates of deposit, short-term money market instruments, government securities, money market funds, or similar investments as the Members determines.

Section 10.3. Availability of Information. The Company shall keep at its principal office and place of business, and each Member shall have the right to inspect and copy, all of the following: (1) a current list of the full name and last-known business address of each Member or former Member set forth in alphabetical order, the date on which each Member or former Member became a Member and the period of his or her Membership, and the date on which any former Member ceased to be a Member; (2) a copy of the Articles and all amendments to the Articles; (3) copies of the Company's federal, state, and local income tax returns and financial statements, if any, for its four most recent years; (4) copies of this Operating Agreement and any effective written amendments to this Operating Agreement; and (5) any records kept pursuant to this Operating Agreement, including without limitation those described in Section 6.6 above. Each Member shall have the right to obtain from the Company from time to time on reasonable demand, at the Member's cost and expense, copies of any such information.

                                   ARTICLE 11
                                     Reports

       Within sixty (60) days after the end of each Fiscal Period, the Managers and/or Officers shall send to each person who was a Member at any time during the Fiscal Period then ended (1) a balance sheet as of the end of the Period, (2) statements of income, Members' equity, changes in financial position, and a cash flow statement for the Fiscal Period then ended, and (3) such tax information as is necessary or appropriate for the preparation by the Members of their individual federal and Wisconsin income tax returns. In addition, the Managers and/or Officers shall provide reports on a more frequent basis to a requesting Member to the extent reasonably requested by the Member. Fiscal Period means any 12-month period ending on December 31 or any portion of such period for which the Company is required to allocate income, gain, loss, or deduction for federal income tax purposes.

                                   ARTICLE 12
                                  Miscellaneous

Section 12.1. Amendments to Operating Agreement. No amendment or modification of this Operating Agreement shall be valid unless in writing and approved by Affirmative Vote. Unless otherwise provided in such an amendment or modification, this Operating Agreement shall be considered to be amended only to the minimal extent necessary to give effect to this Operating Agreement, and the other terms and conditions of this Operating Agreement shall continue to apply with full force and effect.

Section 12.2. Binding Provisions. The agreements and covenants contained in this Operating Agreement inure solely to the benefit of the parties to this Operating Agreement. Except in an action brought by, but not on behalf of, a Member, no provision of this Operating Agreement is specifically enforceable, and no provision of this Operating Agreement shall be construed to create any third-party beneficiary claims, including, without limitation, those of Transferees. Subject to the foregoing, the agreements and covenants contained in this Operating Agreement shall be binding on the heirs, executors, administrators, personal representatives, successors, and assigns of the respective parties to this Operating Agreement.

Section 12.3. Applicable Law. This Operating Agreement shall be governed by and construed in accordance with the laws of the state of Wisconsin without regard to its choice of law provisions. All references to the WLLCL shall be deemed to be to such provisions as amended.

Section 12.4. Separability of Provisions. Each provision of this Operating Agreement shall be considered separable, and if for any reason any provision or provisions of this Operating Agreement are determined to be invalid and contrary to any existing or future law, the invalidity shall not affect or impair the operation of those portions of this Operating Agreement that are valid.

Section 12.5. Headings. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Operating Agreement as set forth in the text.

Section 12.6. Interpretation. When the context in which words are used in this Operating Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa, and pronouns in the masculine shall include the feminine and neuter, and vice versa.

Section 12.7. Dispute Resolution. If any proceedings are instituted by any person with respect to any dispute arising under or to collect any benefits due under this Operating Agreement, the prevailing party in the proceedings shall be entitled to recover the costs of the proceedings and reasonable attorney fees from the other party; provided, however, that the Company may offset any amounts owed by it to another person by reason of this Section 12.7 against any funds or other property that are in the Company's possession and that are owed by the Company to, or owned by, that other person.

Section 12.8. Notice. Any notice required or permitted to be given pursuant to this Operating Agreement shall be valid only if in writing and shall be deemed to have been duly given when personally delivered, when transmitted by facsimile with answer confirmed, or three (3) days after being mailed by certified mail, postage prepaid, addressed to the respective Member at the address set forth on Exhibit A to this Operating Agreement, unless that Member otherwise notifies the Company in accordance with this Section 12.8 of a change of address.

Section 12.9. Counterparts. This Operating Agreement may be executed in counterparts, all of which shall constitute the same agreement.

       *****

       IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement on April 15, 2002.

AMERICAN BUILDERS & CONTRACTORS
SUPPLY CO., INC., Member


By:______________________________________
         Kendra Story, CFO

                                    Exhibit A

                              CAPITAL CONTRIBUTIONS
                                       AND
                              PERCENTAGE INTERESTS
                                       OF
                                     MEMBERS

Member's Name                   Capital              Shares           Percentage
and Address                     Contribution         Owned            Interest
-----------                     ------------         -----            --------

American Builders &             $1,000               1,000            100%
Contractors Supply Co., Inc.
One ABC Parkway
Beloit, Wisconsin 53511